Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among:
Dell International L.L.C.,
a Delaware limited liability company;
Dell Trinity Holdings Corp.,
a Delaware corporation;
and
Compellent Technologies, Inc.,
a Delaware corporation

Dated as of December 12, 2010

SECTION 1. DESCRIPTION OF TRANSACTION	1

1.1 Merger of Merger Sub into the Company	1
1.2 Effects of the Merger	1
1.3 Closing; Effective Time	1
1.4 Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5 Conversion of Shares	2
1.6 Closing of the Company’s Transfer Books	2
1.7 Exchange of Certificates	3
1.8 Dissenting Shares	4
1.9 Further Action	5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	5

2.1 Organization; Good Standing	5
2.2 Power; Enforceability	5
2.3 Required Stockholder Approval	6
2.4 Non-Contravention	6
2.5 Required Government Approvals	6
2.6 Capitalization	7
2.7 Subsidiaries	8
2.8 Company SEC Reports	8
2.9 Company Financial Statements	9
2.10 Title to Assets	11
2.11 No Undisclosed Liabilities	11
2.12 Absence of Certain Changes	11
2.13 Material Contracts	11
2.14 Real Property	14
2.15 Personal Property	14
2.16 Intellectual Property	15
2.17 Tax Matters	17
2.18 Employment Matters	19
2.19 Company Employee Plans	20
2.20 Labor Matters	23
2.21 Governmental Authorizations	23
2.22 Compliance with Laws	24
2.23 Environmental Matters	24
2.24 Export and Import Compliance	25
2.25 Litigation	25
2.26 Insurance	25
2.27 Related Party Transactions	26
2.28 Brokers	26
2.29 Opinion of Financial Advisor	26
2.30 State Anti-Takeover Statutes	26
2.31 Proxy Statement	26

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	27

3.1 Valid Existence	27

i

(continued)

(continued)

Exhibits

Exhibit A	—	Certain Definitions

Schedules

Schedule 4.2(b)	—	Operation of the Company’s Business during the Pre-Closing Period

Schedule 1.1	—	Persons Whose Knowledge is Imputed to the Company

Schedule 6.7	—	Foreign Competition Law Filings

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 12, 2010, by and among: Dell International L.L.C., a Delaware limited liability company (“Parent”); Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Compellent Technologies, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
     B. The respective boards of directors of Merger Sub and the Company have approved this Agreement and the Merger, and this Agreement and the Merger have been approved on behalf of Parent.
     C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting and support agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Support Agreements”).
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1. Description of Transaction
     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
     1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1950 University Avenue, Suite 500, East Palo Alto, California, at 8:00 a.m. (California time) on the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.4 and 7.4, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or immediately following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers.
          (a) The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Compellent Technologies, Inc.”
          (b) The Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.
          (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.
     1.5 Conversion of Shares.
          (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
          (i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;
          (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall remain issued and outstanding and no consideration shall be paid or payable in respect thereof;
          (iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $27.75 in cash, without interest; and
          (iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
          (b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted to the extent appropriate.
     1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.
     1.7 Exchange of Certificates.
          (a) Prior to the Closing Date, Parent shall select and enter into an agreement with a reputable bank or trust company that will act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Payment Agent as directed by Parent.
          (b) Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and as are reasonably acceptable to the Company (including a provision confirming that delivery of Company Stock Certificates shall be effected, and that risk of loss of, and title to, Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate; and (B) the Company Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares is registered if (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide a reasonably appropriate affidavit and to deliver a bond (in such reasonable sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates pursuant to the provisions of this Section 1.7.
          (c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.
          (d) Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and are remitted to the applicable Taxing Authorities on a timely basis, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (e) If any Company Stock Certificate has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.
          (f) None of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
          (g) The Surviving Corporation or Parent shall bear and pay all charges and expenses of the Paying Agent incurred in connection with the payment of Merger Consideration.
     1.8 Dissenting Shares.
     (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares (and at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights specified in Section 262 of the DGCL).
     (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.
     (c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.
     1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
Section 2. Representations and Warranties of the Company
     Except (i) as set forth in the Disclosure Schedule delivered by the Company to Parent on the date of this Agreement or (ii) as set forth in reasonable detail in the Company SEC Reports filed by the Company with the SEC prior to the date of this Agreement (specifically excluding any forward-looking or predictive statements or disclosures set forth, and any statements or disclosures set forth under the caption “Risk Factors” contained, in such Company SEC Reports), the Company hereby represents and warrants to Parent and Merger Sub as follows:
     2.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) would not have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws, as amended to date, of the Company. The Company is not in material violation of its certificate of incorporation or bylaws.
     2.2 Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval (as defined in Section 2.3), to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Contemplated Transactions, other than obtaining the Requisite Stockholder Approval. As of the date of this Agreement, the board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously approved and adopted this Agreement and approved the Merger and the other Contemplated Transactions; (c) subject to the right of the Company’s board of directors to withdraw or modify its recommendation in accordance with the terms of Section 5.2(d), unanimously recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a),), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any corporate takeover statute or other similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state, that might otherwise apply to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general equitable and public policy principles.
     2.3 Required Stockholder Approval. The affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Contemplated Transactions (the “Requisite Stockholder Approval”).
     2.4 Non-Contravention. Neither (a) the execution, delivery or performance of this Agreement or any of the Support Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time) (i) violate or conflict (A) with any provision of the certificates of incorporation, bylaws or other constituent documents of any Acquired Corporation or (B) any resolution adopted by the stockholders, the board of directors (or similar body) or any committee thereof of any Acquired Corporation, (ii) subject to obtaining the Consents set forth in Part 2.4 of the Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, result in a right of termination or acceleration under or cancel, any Material Contract, (iii) assuming the Governmental Authorizations referred to in Section 2.5 are obtained or made, (A) violate or conflict with any Legal Requirement or Order applicable to any Acquired Corporation or by which any Acquired Corporation’s properties or assets are bound or (B) give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any Acquired Corporation; except in the case of each of clauses “(ii),” “(iii)” and “(iv)” for such violations, conflicts, defaults, terminations, accelerations or Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation by the Company of the Contemplated Transactions.
     2.5 Required Government Approvals. No Governmental Authorization is required on the part of any Acquired Corporation in connection with the execution and delivery of this Agreement, the performance of the Company’s covenants and obligations hereunder or the consummation of the Contemplated Transactions, except (a) the filing and recordation of the certificate of merger with the Secretary of State of the State of Delaware and such filings with Governmental Bodies as are necessary to satisfy the applicable Legal Requirements of states in which such Acquired Corporation is qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) Governmental Authorizations required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign antitrust or competition laws, and (d) for any novations required in respect of any Government Contracts.

     2.6 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business in New York City on December 10, 2010: (A) 32,009,800 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and free of any preemptive rights.
          (b) As of December 10, 2010: (i) 4,144,065 shares of Company Common Stock are subject to issuance pursuant to Company Options (including (A) 795,558 shares of Company Common Stock subject to issuance pursuant to Company Options under the Company’s 2002 Stock Option Plan (50,011 of which are issuable pursuant to unvested Company Options) and (B) 1,936,309 shares of Company Common Stock subject to issuance pursuant to Outstanding Unvested Company Options (as defined in Section 5.3(b)); (ii) 2,051,905 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”); (iii) no shares of Company Common Stock are reserved for future issuance pursuant to Company Stock-Based Awards; and (iv) 4,460,861 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. As of the close of business in New York City on December 10, 2010, there were 5,391 shares of Company Common Stock subject to purchase pursuant to a current offering period under the ESPP, and since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, shares subject to the ESPP or Company Stock-Based Awards, other than as permitted by Section 4.2(b). The Company has delivered to Parent accurate and complete copies of all equity plans pursuant to which any outstanding stock options, restricted stock units or restricted stock awards (including all outstanding Company Equity Awards) were granted by any of the Acquired Corporations, and the forms of all stock option, restricted stock unit and restricted stock award agreements evidencing such stock options, restricted stock units or restricted stock awards. All shares of Company Common Stock subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, in accordance with GAAP. Each outstanding Company Equity Award has been granted at an exercise price or purchase price, as applicable, as required under the terms of the applicable Company Equity Plan. Except as set forth in this Section 2.6(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Acquired Corporations.
          (c) Other than intercompany indebtedness owed to the Company or any other Acquired Corporation by another Acquired Corporation, no Acquired Corporation has any indebtedness for borrowed money.
          (d) Except as set forth in Section 2.6(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (the items in clauses (i), (ii), (iii), together with the Company Common Stock and Company Preferred Stock, the “Company Securities”); or (iv) obligation on the part of any Acquired Corporation to make any payments based on the price or value of any Company Securities. No Acquired Corporation is a party to any Contract which obligates any Acquired Corporation to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of a Company Equity Plan.
          (e) No Acquired Corporation is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of capital stock or other securities of such Acquired Corporation.
     2.7 Subsidiaries.
          (a) Part 2.7(a) of the Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing (or equivalent status) would not have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation, bylaws or other constituent documents, as amended, of each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in material violation of its certificate of incorporation, bylaws or other applicable constituent documents.
          (b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and non-assessable and (ii) are owned beneficially and of record by the Company or one of its wholly owned Subsidiaries set forth in Part 2.7(a) of the Disclosure Schedule, free and clear of all Encumbrances and free of any other restriction that would prevent the operation by Parent or the Surviving Corporation of such Subsidiary’s business as presently conducted.
          (c) Except as set forth in Part 2.7(c) of the Disclosure Schedule, no Acquired Corporation (i) owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in) any other Entity, (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity, or (iii) has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
     2.8 Company SEC Reports.
          (a) Since December 31, 2008, the Company has filed all forms, reports, statements, schedules and other documents with the SEC that were required to be filed by it under applicable Legal Requirements prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports, statements, schedules and other documents with the SEC that are required to be filed by it under applicable Legal Requirements prior to such time (all such forms, reports, statements, schedules and other documents, together with any documents filed during any such periods by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Company SEC Reports”). As of its effective date (in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act) and as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each Company SEC Report complied, or will comply, as the case may be, as to form in all material respects with all applicable Legal Requirements, including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was, or will be, filed or effective, and (ii) each Company SEC Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under (A) Rule 13a-14 or 15d-15 of the Exchange Act or (B) Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since December 31, 2008, the Company and, to the Knowledge of the Company, each of its officers and directors are and have been in compliance in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (2) the applicable listing and corporate governance rules and regulations of the NYSE.
          (b) The Acquired Corporations maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act.
     2.9 Company Financial Statements.
          (a) The consolidated financial statements of the Acquired Corporations filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any unaudited quarterly financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Acquired Corporations as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.
          (b) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2009, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2009.
          (c) Since December 31, 2008, to the Company’s Knowledge, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Acquired Corporations on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal controls. Since December 31, 2008, no Acquired Corporation has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquired Corporations.
          (d) Since December 31, 2007 through the date of this Agreement, (i) neither any Acquired Corporation, nor any director or executive officer of any Acquired Corporation has, and to the Knowledge of the Company, no other officer, employee or accountant of any Acquired Corporation has, received any material complaint, allegation, assertion or claim, in writing (or to the Knowledge of the Company, orally) that the Acquired Corporations have engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing any Acquired Corporation, whether or not employed by an Acquired Corporation, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the board of directors of any Acquired Corporation or any committee thereof or to any director or officer of any Acquired Corporation.
          (e) No Acquired Corporation is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among an Acquired Corporation, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving any Acquired Corporation in the Company’s consolidated financial statements. Part 2.9(e) of the Disclosure Schedule lists, and the Company has made available to Parent complete and accurate copies of, the documentation creating or governing (since December 31, 2007 or that are in effect as of the date of this Agreement) all such “off-balance sheet arrangements” effected by any Acquired Corporation.
          (f) Grant Thornton LLP has expressed its opinion with respect to the financial statements (including any related notes) contained in the Company SEC Reports for periods ending on or before the fiscal year ended December 31, 2009 and has been throughout the periods covered by the applicable financial statements: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

          (g) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.
     2.10 Title to Assets. Except with respect to Intellectual Property, which is covered by Section 2.16, the Acquired Corporations own, and have good and valid title to or a valid leasehold interest in, all material assets and properties owned or used by them (except for such assets or property sold or otherwise disposed of in the ordinary course of business consistent with past practice). All of said assets and properties which are owned by the Acquired Corporations are owned by them free and clear of any Encumbrances other than Permitted Encumbrances.
     2.11 No Undisclosed Liabilities. No Acquired Corporation has any Liabilities, other than (a) Liabilities set forth in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Acquired Corporation included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the Contemplated Transactions, (c) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (d) Liabilities for performance of obligations of the Acquired Corporations under Material Contracts, to the extent such Liabilities are readily ascertainable from the copies of such Material Contracts provided or made available to Parent prior to the date of this Agreement and (e) Liabilities that would not have, individually or in the aggregate, a Material Adverse Effect.
     2.12 Absence of Certain Changes.
          (a) Since the date of the Company Balance Sheet through the date hereof, the business of the Acquired Corporations has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Material Adverse Effect that is continuing.
          (b) In furtherance and not in limitation of Section 2.12(a), since the date of the Company Balance Sheet through the date hereof, no Acquired Corporation has taken any action or failed to take any action that would have resulted in a breach of 4.2(b), had such section been in effect since the date of the Company Balance Sheet.
     2.13 Material Contracts.
          (a) For all purposes of and under this Agreement, a “Material Contract” shall mean:
          (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;
          (ii) any Contract: (i) that is an employment or consulting Contract or other Contract relating to the performance of services by any current Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit; (ii) pursuant to which the Company or any Acquired Corporation is or may become obligated to make any severance, termination, tax gross-up, or similar payment to any Company Associate; (iii) pursuant to which any Acquired Corporation is or may become obligated to make any bonus, deferred compensation or similar payment (other than payments constituting base salary) in excess of $100,000 to any Company Associate; or (iv) that provides for current or future Liability for indemnification, or for reimbursement of any legal fees or expenses, of any Company Associate, except for contractual obligations to defend, indemnify or hold harmless customers, distributors, resellers, alliance partners, consultants and vendors of any Acquired Corporation entered into in the ordinary course of business;
          (iii) any Contract (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business or in any location, or (B) containing exclusivity obligations or restrictions or otherwise prohibiting or materially limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets;
          (iv) any Contract (A) relating to the lease, license, disposition or acquisition (directly or indirectly) by any Acquired Corporation of a material amount of assets other than in the ordinary course of business consistent with past practice, (B) pursuant to which any Acquired Corporation will acquire any material interest in any other Entity, other than the Company’s Subsidiaries, or any real property, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations;
          (v) any Company Intellectual Property Agreements (as defined in Section 2.16(b)) identified or required to be identified in Part 2.16(b) of the Disclosure Schedule;
          (vi) any Contract that relates to the formation, creation, operation, management or control of any (A) joint venture or (B) partnership, collaboration, limited liability company, joint marketing, distribution or similar arrangement that, in the case of clause “(B),” is material to any Acquired Corporation or pursuant to which any Acquired Corporation has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;
          (vii) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets under which any Acquired Corporation made payments of $500,000 or more during the nine-month period ended on September 30, 2010;
          (viii) any sales, distribution, agency or other similar Contract or series of related Contracts providing for the sale by any Acquired Corporation of materials, supplies, goods, services, equipment or other assets that is with one of the 20 largest resellers of the Acquired Corporations, determined by revenues received by the Acquired Corporations on a consolidated basis during the nine-month period ended September 30, 2010;
          (ix) any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Corporation or (B) any Acquired Corporation has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);
          (x) any Contract under which payments of $1,000,000 or more were made to or by any Acquired Corporation that has a term of more than 60 days and may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice such Acquired Corporation, and under which any Acquired Corporation has any material obligations outside the ordinary course of business;
          (xi) any Government Contract under which any Acquired Corporation made or received payments of $500,000 or more during the nine-month period ended September 30, 2010;
          (xii) any Contract that requires or permits an Acquired Corporation, or any successor to or acquirer of an Acquired Corporation, to make any payment to another Person as a result (in whole or in part) of a change in control of such Acquired Corporation (a “Change in Control Payment”) or gives another Person a right to receive, or elect to receive, a Change in Control Payment;
          (xiii) any Contract (other than Contracts evidencing Company Options): (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (ii) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (iii) providing any Acquired Corporation with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities;
          (xiv) any Contract relating to any Encumbrance (other than a Permitted Encumbrance) with respect to any material asset owned or used by any Acquired Corporation outside the ordinary course of business;
          (xv) any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the ordinary course of business; and
          (xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv).
          (b) Part 2.13(b) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which any Acquired Corporation is a party or is bound as of the date of this Agreement. As of the date of this Agreement, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) made publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC or (ii) made available to Parent.
          (c) Each Material Contract is valid and binding on each Acquired Corporation that is a party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against such Acquired Corporation that is a party thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity, and no Acquired Corporation that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by any Acquired Corporation, or, to the Knowledge of the Company, any other party thereto. No Acquired Corporation has received any written notice regarding any actual violation or breach of, or default under, any Material Contract (that has not since been cured).
          (d) With respect to each Government Contract to which a U.S. federal Governmental Body is a party or that is a Material Contract, to the Knowledge of the Company, (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and each Acquired Corporation, as applicable, has complied in all material respects with all such representations and certifications; (ii) neither the United States government nor any prime contractor, subcontractor or other Person has notified any Acquired Corporation that an Acquired Corporation has materially breached or materially violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract.
          (e) To the Knowledge of the Company, no Acquired Corporation or any of their respective directors, officers or employees is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract to which a U.S. federal Governmental Body is a party or that is a Material Contract. No Acquired Corporation has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract to which a U.S. federal Governmental Body is a party or that is a Material Contract. To the Knowledge of the Company, no Acquired Corporation or any of their respective directors, officers or employees has been suspended or debarred from doing business with any Governmental Body or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Body.
     2.14 Real Property.
          (a) No Acquired Corporation owns any real property, nor has any Acquired Corporation ever owned any real property.
          (b) Part 2.14(b) of the Disclosure Schedule contains a complete and accurate list of any real property leased, subleased or licensed by any Acquired Corporation (the property required to be identified in Part 2.14(b) of the Disclosure Schedule, the “Leased Real Property”) and all of the leases, subleases or other agreements (collectively, the “Leases”) under which any Acquired Corporation leases, uses or occupies or has the right to use or occupy, now or in the future any real property, which list sets forth each Lease and the address, landlord and tenant for each Lease. The Company has made available to Parent complete and accurate copies of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Leased Real Property is in good operating condition and repair, and is free from structural, physical and mechanical defects, except for such defects as would not, individually or in the aggregate, result in a Material Adverse Effect. The Acquired Corporations have and own valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).
          (c) Part 2.14(b) of the Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Acquired Corporations, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.
          (d) Each of the Leases set forth in 2.14(b) of the Disclosure Schedule is in full force and effect and no Acquired Corporation is in material breach of or default under, or has received written notice of any material breach of or material default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by any Acquired Corporation or any other party thereto.
     2.15 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Acquired Corporations (the “Tangible Assets”)

are in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted.
     2.16 Intellectual Property.
          (a) Part 2.16(a) of the Disclosure Schedule contains a complete and accurate list of the following, to the extent they are Owned Company Intellectual Property: (i) all registered Trademarks and applications therefor; (ii) all Patents; (iii) all registered Copyrights and applications therefore; and (iv) all Domain Names, in each case listing, if and as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable in each applicable jurisdiction.
          (b) Part 2.16(b) of the Disclosure Schedule contains a complete and accurate list of all material Contracts, as of the date of this Agreement: (i) under which any Acquired Corporation uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available Software that is not distributed as part of or along with any products of any Acquired Corporation and is not otherwise material to any Acquired Corporation, or (ii) under which any Acquired Corporation has transferred, assigned or licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than non-exclusive customer, developer and reseller licenses and other non-exclusive agreements entered into in the ordinary course of business consistent with past practice, in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). As of the date of this Agreement, there are no pending, and, to the Knowledge of the Company, there are no filed or threatened disputes regarding the scope of such Company Intellectual Property Agreements, any party’s performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements. No Company Intellectual Property Agreements grant to any Person other than the Company (or one of its Subsidiaries) ownership of or exclusive rights to any improvements or derivative works of any Licensed Company Intellectual Property which are made by any Acquired Corporation, except where the Company has a license or other rights to make use of such improvements or derivative works, or such improvements or derivative works are not material to the business of the Acquired Corporations.
          (c) The Acquired Corporations own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Encumbrances other than (i) Permitted Encumbrances, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the Company Intellectual Property Agreements, and (iii) Encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, the Acquired Corporations collectively own or otherwise have sufficient rights to use the Company Intellectual Property in the manner that any Acquired Corporation uses such Company Intellectual Property.
          (d) Each of the Acquired Corporations have taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, as of the date of this Agreement, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the Knowledge of the Company, all use and disclosure by any Acquired Corporation of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secrets owned by another Person that was not done in accordance with a written agreement would not have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, the Acquired Corporations have a policy requiring employees and consultants and contractors who are or were involved in, or who have participated in or contributed to, the conception, development, creation or reduction to practice of any Intellectual Property for any Acquired Corporation, to execute a confidentiality and assignment agreement that provides that the Company or its Subsidiaries owns all Intellectual Property Rights therein and that protects the confidentiality of all Trade Secrets of the Acquired Corporations. The Acquired Corporations have enforced such policy without exception, to the extent they have become aware of any material and intentional breaches of such agreements.
          (e) To the Knowledge of the Company, (i) no Acquired Corporation or any of its current products or services or other operation of any Acquired Corporation business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of another Person and (ii) no Person is infringing or otherwise violating, any Owned Company Intellectual Property.
          (f) No Acquired Corporation is party to a Contract under which an Acquired Corporation has an obligation or duty (and since December 31, 2007 no third party has made or threatened in writing to make any claim or allegation that any Acquired Corporation has an obligation or duty) to defend, indemnify or hold harmless any other Person with respect to, or has assumed any material Liability or is otherwise responsible for, any claim of infringement, misappropriation, dilution or violation of Intellectual Property or Intellectual Property Rights, except for contractual obligations to defend, indemnify or hold harmless customers, distributors, resellers, alliance partners, consultants and vendors of any Acquired Corporation entered into in the ordinary course of business.
          (g) There is no pending suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to (and no Acquired Corporation has been notified in writing of) any alleged infringement, misappropriation or other violation by any Acquired Corporation, or by any of its current products or services or other operation of any Acquired Corporation business, of the Intellectual Property or Intellectual Property Rights of a third party. Since December 31, 2007, no Acquired Corporation has sent or received any written notice (including any “cease and desist” letter) alleging or asserting infringement, misappropriation or other violation of any material Intellectual Property or material Intellectual Property Rights by any Acquired Corporation.
          (h) To the Knowledge of the Company, there is no pending claim that has been served upon or, to the Knowledge of the Company, filed or threatened claim challenging the validity or enforceability of, or contesting any Acquired Corporation’s rights with respect to, any of the Company Intellectual Property. No Acquired Corporation is subject to any Order that restricts or impairs the use of any Company Intellectual Property or Intellectual Property Rights that is material to the Acquired Corporations taken as a whole.
          (i) The execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in (i) any Acquired Corporation granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company Intellectual Property Agreement, or (iii) the imposition of any Encumbrance on any Company Intellectual Property.
          (j) The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Acquired Corporations, except as would not have, individually or in the aggregate, a Material Adverse Effect. The Acquired Corporations maintain and are in compliance with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable and, in any event, are in compliance with all applicable Legal Requirements, except to the extent non-compliance would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, since December 31, 2007, there have been no (i) failures of computer services or other information technology assets that have caused disruptions that are material to the business of any Acquired Corporation, or (ii) security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of any Acquired Corporation.
          (k) The use and dissemination of any and all data and information concerning individuals by the Acquired Corporations is in compliance with all applicable privacy policies, terms of use, and applicable Legal Requirements, except to the extent non-compliance would not have, individually or in aggregate, a Material Adverse Effect. The Contemplated Transactions will not violate any privacy policy, terms of use, or applicable Legal Requirements relating to the collection, use, storage dissemination, or transfer of any such data or information, except as would not have, individually or in the aggregate, a Material Adverse Effect.
          (l) The participation by any Acquired Corporation in any standards setting or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization.
          (m) No federal, state, local or other governmental entity nor any university, college, or academic institution has any ownership or exclusive rights or interests in any material Owned Company Intellectual Property other than pursuant to a valid, nonexclusive license granted by any Acquired Corporation in the ordinary course of business.
          (n) To the Knowledge of the Company, no product or service of any Acquired Corporation is distributed with any Software that is licensed pursuant to an “open source” or other third-party license agreement that requires the disclosure or licensing of any source code for any Software owned by any Acquired Corporation or of any Owned Company Intellectual Property.
          (o) No source code of any Company Product Software has been licensed or disclosed to any Person (including any escrow agent) who is not an Affiliate, employee, agent or other Representative of an Acquired Corporation. To the Knowledge of the Company, no event has occurred that has resulted in any such source code being delivered or released to any third party. To the Knowledge of the Company, no Person has claimed or demanded that any such source code which is held in escrow be delivered or released by the escrow agent.
     2.17 Tax Matters.
          (a) Each Acquired Corporation (i) has duly and timely filed all material U.S. federal, state, local, sales and non U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed by such Acquired Corporation with respect to Taxes with any Taxing Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) and all material items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements, and (ii) has timely paid in full all material Taxes owed by it or for which it is liable that are or have become due whether or not shown (or required to be shown) on a Tax Return. The Company has provided a sufficient reserve on the Company Balance Sheet for the payment of all Taxes not yet due and payable through the date of the Company Balance Sheet. No material assessment, claims adjustments or deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, have been proposed, against any Acquired Corporation, nor is there in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any Acquired Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) All Tax withholding and deposit requirements imposed on or with respect to any Acquired Corporation have been satisfied in all material respects.
          (c) No Tax audits or administrative or judicial proceedings are being conducted or are pending or have been threatened with respect to any Acquired Corporation. No claim has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any Acquired Corporation is or may be subject to taxation in that jurisdiction.
          (d) No Acquired Corporation is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
          (e) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could reasonably otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.
          (f) No Acquired Corporation has participated, within the meaning of Treas. Reg. § 1.6011 4(c), in (i) any “reportable transaction,” as set forth in Treas. Reg. § 1.6011 4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011 4(b)(2). Each Acquired Corporation has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).
          (g) No Acquired Corporation has (i) ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which was and is the Company), (ii) ever been a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement, nor does any Acquired Corporation owe any amount under any such agreement or (iii) any liability for the Taxes of any person (other than another Acquired Corporation) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract, or otherwise.
          (h) Part 2.17(h) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed or required to be filed with respect to any Acquired Corporation for the three taxable years ending prior to the Closing Date, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. The Company has made available to Parent accurate and complete copies of all income Tax Returns filed by any Acquired Corporation during the past three years and all correspondence to any Acquired Corporation from, or from any Acquired Corporation to, a Taxing Authority relating thereto.
          (i) Part 2.17(i) of the Disclosure Schedule lists the U.S. federal income tax classification of each Acquired Corporation organized outside the U.S. Excluding a controlled foreign corporation (as defined in Section 957 of the Code), no Acquired Corporation owns any interest in any passive foreign investment company (as defined in Section 1297 of the Code) the income of which is or could be required to be included in the income of any Acquired Corporation.
          (j) No Acquired Corporation will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.
          (k) No Acquired Corporation has requested or received any ruling from, or entered into any Contract or arrangement with, any Taxing Authority that (i) requires any Acquired Corporation to take any action or to refrain from taking any action after the Closing Date or (ii) would affect any material amount of Tax payable by an Acquired Corporation after the Closing Date. No Acquired Corporation is a party to any Contract or arrangement with any Taxing Authority that would be terminated or adversely affected as a result of the Contemplated Transactions.
          (l) The provision for Taxes set forth on the Company Balance Sheet has been made in material compliance with GAAP. No Acquired Corporation has incurred any material Liabilities for Taxes since the date of the Company Balance Sheet (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.
          (m) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Acquired Corporation.
          (n) No Acquired Corporation is a party to a gain recognition agreement under Section 367 of the Code.
          (o) For purposes of this Section 2.17, references to the Acquired Corporations shall be deemed to include any Person from which any Acquired Corporation incurs any Liability for Taxes under Contract or any applicable Legal Requirement.
          (p) The Company has made available to Parent a report entitled “Section 382 Study” prepared for the Company by Grant Thorton and updates thereof that set forth certain limitations on the utilization by any Acquired Corporation of net operating losses, built-in losses, Tax credits, or similar items under Section 382.
     2.18 Employment Matters.
          (a) Part 2.18(a) of the Disclosure Schedule contains a list of all Company Associates who are employed by the Company as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their positions; and (iii) their base salaries. Part 2.18(a) of the Disclosure Schedule designates each such current Company Associate whose services are performed exclusively or primarily in the United States (a “U.S. Employee”) and each such current Company Associate whose services are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Employee”), and also designates the country in which each Non-U.S. Employee exclusively or primarily performs such services. The employment of each of the U.S. Employees is terminable by the Acquired Corporations at will, and the employment of each of the Non-U.S. Employees is terminable either at will or at the expiration of a standard notice period as required under any applicable Legal Requirement contained in a written Contract that has been disclosed in writing to Parent in Part 2.18(a) of the Disclosure Schedule.
          (b) To the Knowledge of the Company, as of the date of this Agreement, no executive officer or other individual identified in Part 2.18(a) of the Disclosure Schedule has provided written notice of termination of employment or expressed his or her intention to terminate employment with any Acquired Corporation.
          (c) To the Knowledge of the Company no Person has claimed that any employee of any Acquired Corporation or their Affiliates: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees, in the case of each of clauses (i) through (iii), in a manner that would be material to the Acquired Corporations taken as a whole. To the Knowledge of the Company, no employee of any Acquired Corporation or other Person affiliated with any Acquired Corporation has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Corporation, in a manner that would b e material to the Acquired Corporations taken as a whole.
          (d) No Acquired Corporation has had any plant closings, mass layoffs or other terminations of employees that have created any unsatisfied obligations upon or Liabilities for any Acquired Corporation under the Worker Adjustment and Retraining Notification Act or similar laws. No Acquired Corporation has any obligation under applicable Legal Requirements or under any Contract to notify or consult with, prior to the Effective Time, any Non-U.S. Employee, Governmental Body or any other Person with respect to the impact of the Contemplated Transactions on the employment of the current Company Associates or the compensation or benefits provided to the current Company Associates. No Acquired Corporation is a party to any Contract or arrangement that in any manner restricts any Acquired Corporation from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of any Acquired Corporation.
     2.19 Company Employee Plans.
          (a) Part 2.19(a) of the Disclosure Schedule sets forth a complete and accurate list of each material Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment (other than offer letters with respect to Company Associates terminable by the Acquired Corporations at will without liability to any Acquired Corporation), bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) currently maintained or contributed to for the benefit of or relating to any current or former employee or director of any Acquired Corporation or any other trade or business (whether or not incorporated) which would be treated as a single employer with any Acquired Corporation under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which any Acquired Corporation has any current material Liability. With respect to each Company Employee Plan listed in Part 2.19(a) of the Disclosure Schedule, other than a Company Employee Plan that is maintained in any non-U.S. jurisdiction primarily for the benefit of persons substantially all of whom are Non-U.S. Employees (the “International Employee Plans”), to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, and a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Body relating to any compliance issues in respect of any such Company Employee Plan. With respect to each material International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Body with respect to such plan; (y) the plan documents or a written description of the terms of any material International Employee Plan that is not in writing and (z) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Body relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment.
          (b) Neither any Acquired Corporation nor any ERISA Affiliate or, to the Knowledge of the Company, any Representative of any Acquired Corporation or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Employee Plan that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Employee Plan, except as would not result in material Liability to the Acquired Corporations.
          (c) Neither any Acquired Corporation nor any ERISA Affiliate has ever sponsored or maintained (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause “(i),” “(ii)” or “(iii)” whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.
          (d) Each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Legal Requirements and Collective Bargaining Agreements (as defined in Section 2.20(a)), including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Body.
          (e) Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects in compliance with Section 409A of the Code.
          (f) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
          (g) Except as would not have, individually or in the aggregate a Material Adverse Effect, neither any Acquired Corporation nor, to the Knowledge of the Company, any of their respective Representatives has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to any

Acquired Corporation or any Company Employee Plan or for which any Acquired Corporation has any indemnification obligation.
          (h) No Company Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides health and insurance benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Legal Requirement.
          (i) Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.
          (j) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) to the extent applicable, each material International Employee Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Bodies, (ii) each material International Employee Plan is and has been operated in compliance with applicable Legal Requirements, and (iii) no International Employee Plan has material unfunded Liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.
          (k) Neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions (alone or in combination with any other event) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Company Associate, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Company Associate, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Without limiting the generality of the foregoing, no amount paid or payable by any Acquired Corporation in connection with the Contemplated Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled under any Company Employee Plan to receive any additional payment (including any tax gross-up or other payment) from any Acquired Corporation as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.
          (l) Except as would not be material to the Acquired Corporations, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for.
          (m) Except as would not be material to the Acquired Corporations, taken as a whole, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which any Acquired Corporation could reasonably be expected to be subject to any Liability due to a material violation of the terms of any Company Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Body, Collective Bargaining Agreement or any other applicable Legal Requirement.
          (n) Except as required by applicable Legal Requirements or this Agreement, no condition or term under any relevant Company Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan without material Liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

          (o) Except as required by applicable Legal Requirements or the terms of any Company Employee Plans as in effect on the date hereof, no Acquired Corporation has any plan or commitment to amend in any material respect or establish any new Company Employee Plan or to continue or materially increase any benefits under any Company Employee Plan.
          (p) Except as would not be material to the Acquired Corporations, taken as a whole, no deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by any Acquired Corporation by reason of Section 162(m) of the Code.
          (q) No Company Employee Plan is funded with or allows for payments, investments or distributions in any employer security of the Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
          (r) No asset of any Acquired Corporation is subject to any Encumbrance under ERISA or the Code.
          (s) Except as would not be material to the Acquired Corporations, taken as a whole, (i) no current or former independent contractor of any Acquired Corporation could be deemed to be a misclassified employee, (ii) no independent contractor is eligible to participate in any Company Employee Plan, and (iii) no Acquired Corporation has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.
     2.20 Labor Matters.
          (a) No Acquired Corporation is a party to any collective bargaining agreement, labor union contract, trade union or works council agreement (each, a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, works council or other representative body to organize any employees of any Acquired Corporation; (iii) no Collective Bargaining Agreement is being negotiated by any Acquired Corporation, and (iv) since January 1, 2010, there has not been any strike, lockout, slowdown, work stoppage, grievance or other labor dispute against any Acquired Corporation nor is any strike, lockout, slowdown, or work stoppage, grievance or other labor dispute pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of any Acquired Corporation.
          (b) Each Acquired Corporation has complied with applicable Legal Requirements with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining), except for such noncompliance that would not be material to the Acquired Corporations, taken as a whole.
          (c) Except as would not be material to the Acquired Corporations taken as a whole, each Acquired Corporation has withheld all amounts required by applicable Legal Requirements to be withheld from the wages, salaries, and other payments to Company Associates, and are not, to the Knowledge of the Company, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. No Acquired Corporation is liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits for Non-U.S. Employees (other than routine payments to be made in the ordinary course of business consistent with past practice
     2.21 Governmental Authorizations. The Acquired Corporations have, and are in compliance in all material respects with the terms of, all Governmental Authorizations affecting or relating to the assets required to conduct their business, and (a) all such Governmental Authorizations are valid and in full force and effect, (b) no Acquired Corporation is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, such Governmental Authorizations, (c) none of such Governmental Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any such Governmental Authorizations, (except for any novations required in respect of any Government Contracts) and (d) no suspension or cancellation of any such Governmental Authorizations, in whole or in part, is pending or, to the Knowledge of the Company, threatened.
     2.22 Compliance with Laws.
          (a) Each Acquired Corporation is and at all times since December 31, 2007 has been in compliance in all material respects with all Legal Requirements applicable to such Acquired Corporation. To the Knowledge of the Company, no Acquired Corporation is under investigation with respect to any material violation of any applicable Legal Requirement nor has the Company, since December 31, 2007, received any written notice from any Governmental Body regarding a material violation of or failure to comply with any material Legal Requirement. No representation or warranty is made in this Section 2.22 with respect to (i) compliance with the Exchange Act, to the extent such compliance is covered in Section 2.8 and Section 2.9, (ii) applicable laws with respect to Taxes, which are covered in Section 2.17, (iii) ERISA and other employee benefit-related matters, which are covered in Section 2.19, (iv) labor law matters, which are covered by Section 2.20, or (v) Environmental Laws, which are covered in Section 2.23.
          (b) To the Knowledge of the Company, no Acquired Corporation has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, agreed to make, authorized or promised any payment to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iii) made, agreed to make, authorized or promised any payment to any other Person while knowing or having reason to know that all or part of the payment would be paid, offered or promised to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iv) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute; or (v) made or agreed to make any other unlawful payment. For purposes of this Section 2.22(b), a “payment” includes payment of funds or the transfer of anything of value.
     2.23 Environmental Matters. Except for such matters as have not had and would not have, individually or in the aggregate, a Material Adverse Effect:
          (a) The Acquired Corporations are and since December 31, 2007, have been in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Governmental Authorizations required under applicable Environmental Laws for the operation of the business of the Acquired Corporations as presently conducted. The Company has delivered to Parent accurate and complete copies of all internal and external environmental audits and studies conducted since December 31, 2007 in its possession relating to each Acquired Corporation and all material correspondence since December 31, 2007 on substantial environmental matters relating to each Acquired Corporation.
          (b) No Acquired Corporation has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in material compliance with applicable Environmental Laws, at any property that any Acquired Corporation has at any time owned, operated, occupied or leased.
          (c) No Acquired Corporation has exposed any employee or any third party to Hazardous Substances in material violation of any Environmental Law.
          (d) As of the date of this Agreement, no Acquired Corporation is a party to or is the subject of any pending, or to the Knowledge of the Company, threatened Legal Proceeding alleging any material Liability or responsibility under or material noncompliance with any Environmental Law or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. No Acquired Corporation is subject to any Order or agreement by or with any Governmental Body or third party imposing any material liability or obligation with respect to any of the foregoing.
     2.24 Export and Import Compliance. The Acquired Corporations have at all times since December 31, 2007 been in compliance with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the foreign assets control regulations (31 C.F.R. §§ 500-598) and other U.S. economic sanctions Legal Requirements and the customs regulations (19 C.F.R. §§ 1-357), relating to: (i) the export or transfer of commodities, Software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, Software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of Software, technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise, technology or Software; (v) the provision of services to Persons outside the United States or to non-U.S. Persons within the United States; and (vi) the receipt or acquisition of services by Persons located outside the United States, or by non-U.S. nationals within the United States except where noncompliance has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing to the Knowledge of the Company there are no pending or threatened material claims against any Acquired Corporation with respect to such Acquired Corporation’s import, export or re-export transactions.
     2.25 Litigation. As of the date hereof, there is no Legal Proceeding pending and, to the Knowledge of the Company, no such Legal Proceeding has been filed or threatened against any Acquired Corporation or any of the assets of any Acquired Corporation. No Acquired Corporation or any assets of any Acquired Corporation is subject to any settlement agreement or Order that would reasonably be expected to be material to the Acquired Corporations taken as a whole. To the Company’s Knowledge, as of the date hereof, no officer or key employee of any Acquired Corporation is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Corporation.
     2.26 Insurance. The Acquired Corporations have all material policies of insurance (including fidelity bonds and other similar instruments) relating to the Acquired Corporations or any of their respective employees or directors or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which the Company believes is adequate for the operation of the Acquired Corporations’ businesses. The Company has made available to Parent complete copies of, all material policies of insurance relating to any Acquired Corporation or any Acquired Corporation’s employees or directors or assets (including fidelity bonds and other similar instruments). All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. There is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies. With respect to each Legal Proceeding that is pending against any Acquired Corporation as of the date hereof, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Acquired Corporations of its intent to do so. Part 2.26 of the Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to the Company’s current directors’ and officers’ liability insurance.
     2.27 Related Party Transactions. Except for indemnification, compensation and employment arrangements between an Acquired Corporation, on the one hand, and any director or officer thereof, on the other hand, there are (and since December 31, 2008 there have been) no transactions, agreements, arrangements or understandings between any Acquired Corporation, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be (or have been) required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
     2.28 Brokers. Except for Morgan Stanley & Co. Incorporated and Blackstone Advisory Partners, L.P., whose fees and expenses will be paid by the Company, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Acquired Corporation and is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with any of the Contemplated Transactions.
     2.29 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of each of Morgan Stanley & Co. Incorporated and Blackstone Advisory Partners, L.P., financial advisors to the Company, to the effect that, as of the date of such opinions, and subject to the and based upon the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. Such opinions have not been withdrawn or revoked or otherwise modified in any material respect on or prior to the date hereof, and the Company shall receive the consent of Morgan Stanley & Co. Incorporated and Blackstone Advisory Partners, L.P., respectively, to include such opinions in the Proxy Statement.
     2.30 State Anti-Takeover Statutes. Assuming that the representations set forth in Section 3.6 are accurate, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Legal Requirements are not applicable to Parent or Merger Sub, are not applicable to this Agreement or any Support Agreement and are not applicable to any of the Contemplated Transactions. No other corporate takeover statute or similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or purports to apply to the Merger or the other Contemplated Transactions or to any of the Support Agreements or the performance thereof.
     2.31 Proxy Statement. The Proxy Statement, will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Legal Requirements. The Proxy Statement will not contain or incorporate by reference any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.
Section 3. Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub represent and warrant to the Company as follows:
     3.1 Valid Existence. Parent is a limited liability company, and Merger Sub is a corporation, validly existing and in good standing under the laws of the State of Delaware.
     3.2 Power; Enforceability. Each of Parent and Merger Sub has all requisite limited liability company and corporate power and authority, respectively, to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Contemplated Transactions. This Agreement and the Merger have been approved on behalf of Parent. The execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and obligations hereunder and the consummation by Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity.
     3.3 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Contemplated Transactions do not and will not (a) violate or conflict with any provision of the limited liability company agreement of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets are bound, or (c) assuming the Governmental Authorizations referred to Section 3.4 are obtained or made, violate or conflict with any Legal Requirement or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except in the case of each of clauses “(b)” and “(c)” above, for such violations, conflicts, defaults, terminations or accelerations which would not, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Contemplated Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.
     3.4 Government Approvals. No Governmental Authorization is required to be obtained prior to the Effective Time on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Contemplated Transactions, except (a) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act and (b) Governmental Authorizations required under, and compliance with any other applicable requirements of, the HSR Act and any foreign antitrust or competition laws.

     3.5 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Contemplated Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Contemplated Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.
     3.6 Ownership of Company Capital Stock. Other than as contemplated by this Agreement, neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.
     3.7 Operations of Merger Sub. Prior to the Effective Time, Merger Sub will not have engaged in any material business activities and will have no material liabilities or obligations other than as contemplated by this Agreement.
     3.8 Funds. Parent or Merger Sub will have as of the Effective Time sufficient cash available, directly or through one or more Affiliates, to pay all amounts required to be paid by Parent in connection with this Agreement, including the payment of the aggregate Merger Consideration. Parent’s and Merger Sub’s obligations hereunder are not conditioned upon Parent’s or Merger Sub’s obtaining of funds to consummate the Contemplated Transactions.
     3.9 Disclosure. The information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.
Section 4. Certain Covenants of the Company
     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access upon reasonable notice and during normal business hours to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Any investigation of the Acquired Corporations undertaken by Parent during the Pre-Closing Period shall be conducted in a manner that does not unreasonably and materially interfere with the Acquired Corporations’ operations. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Legal Requirements. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:
          (i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including: (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;
          (ii) any written materials or communications sent by or on behalf of the Company to its stockholders in connection with the Merger or the Contemplated Transactions;
          (iii) any material written notice (other than any notice that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business consistent with past practices) sent by or on behalf of any of the Acquired Corporations to any party to any Company Contract that constitutes a Material Contract or sent to any of the Acquired Corporations by any party to any Company Contract that constitutes a Material Contract;
          (iv) any written notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; and
          (v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body in connection with the Merger or the Contemplated Transactions.
          Notwithstanding anything to the contrary in this Section 4.1, none of the Acquired Corporations shall be obligated to disclose any information to the extent doing so would (i) violate any applicable Legal Requirements, including applicable United States and foreign antitrust or competition laws, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of any Contract to which an Acquired Corporation is a party; provided, however, that, if the Company withholds or otherwise fails to disclose any information in reliance on this sentence, then: (A) the Company shall promptly deliver to Parent a written notice describing, in as much detail as is permissible, the nature of such information and the reason for failing to disclose such information; and (B) the Company shall cooperate with Parent in attempting to put in place an acceptable arrangement under which such information can permissibly be disclosed to Parent.
     4.2 Operation of the Company’s Business.
          (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in material compliance with all applicable Legal Requirements and with the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having material business relationships with the respective Acquired Corporations; (iii) the Company shall use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 2.26 (other than any such policies that are immediately replaced with substantially similar policies); (iv) the Company shall cause to be provided all notices, assurances and support required by any Material Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Material Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any source code for any Company Product Software or (B) a release from any escrow of any source code for any Company Product Software that has been deposited or is required to be deposited in escrow under the terms of such Material Contract; (v) the Company shall promptly notify Parent in writing of (A) any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the Merger or any of the other Contemplated Transactions; and (vi) the Company shall (to the extent requested by Parent and permitted under applicable Legal Requirements) cause the officers of the Acquired Corporations to report regularly to Parent concerning the status of the Acquired Corporations’ businesses.
          (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Schedule 4.2(b), the Company (A) shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed with respect to those actions prohibited by clause “(ii),” “(vi),” “(vii),” “(viii)” or “(xii)” (provided, however, that if Parent has not responded to the Company’s request for approval to take an action covered by clause “(xv)” or “(xvi)” within four business days following receipt by Parent of written notice from the Company of such request, then such request shall be deemed approved by Parent)), and (B) shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed with respect to those actions prohibited by clause “(ii),” “(vi),” “(vii),” “(viii)” or “(xii)” (provided, however, that if Parent has not responded to the Company’s request for approval to take an action covered by clause “(xv)” or “(xvi)” within four business days following receipt by Parent of written notice from the Company of such request, then such request shall be deemed approved by Parent)) permit any of the other Acquired Corporations to:
          (i) amend its certificate of incorporation or bylaws or comparable organizational documents or create any new Subsidiaries;
          (ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any security of any Acquired Corporation, except for (A) the issuance and sale of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement upon the exercise or vesting thereof, as applicable, (B) grants to newly hired employees or directors of Company Equity Awards issued in the ordinary course of business consistent with past practice and in the case of Company Options with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock;
          (iii) directly or indirectly acquire, repurchase or redeem any security of any Acquired Corporation, except in connection with Tax withholdings and exercise price settlements upon the exercise, vesting or issuance of shares under Company Equity Awards;
          (iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

          (v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Corporation, except for the Contemplated Transactions;
          (vi) (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of any Acquired Corporation or enter into any agreement having the economic effect of any of the foregoing, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries of the Company, and (3) the issuance of credit to new customers for the purchase of products or services of the Acquired Corporations in the ordinary course of business consistent with past practices, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for travel advances or business expenses in the ordinary course of business consistent with past practice to employees of the Acquired Corporations, or (D) mortgage or pledge any asset owned or used by any Acquired Corporation, or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances), except pursuant to the terms of any letters of credit, lines of credit or other credit facilities or arrangements, in effect on the date hereof;
          (vii) except as may be required by applicable Legal Requirements or the terms of this Agreement or of any Company Employee Plan as in effect on the date of this Agreement, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, change in control, pension, retirement, collective bargaining or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any member of the board of directors, officer or employee in any manner, in each case other than terminations resulting directly from the termination of service of a Company Associate or adoptions resulting directly from, and only to the extent permitted in respect of, the hiring or promotion of employees on the terms set forth in Section 4.2(b)(vii), (B) increase the compensation payable or to become payable of any member of the board of directors, officer or employee, pay or agree to pay any special bonus or special remuneration to any member of the board of directors, officer or employee, or pay or agree to pay any benefit not required by any Company Employee Plan as in effect as of the date hereof, except in the ordinary course of business consistent with past practice with respect to any employee who is not a member of the board of directors or officer, except in any such case (1) in connection with the hiring of new employees who are not members of the board of directors or executive officers in the ordinary course of business consistent with past practice, (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be members of the board of directors or executive officers after such promotion) in the ordinary course of business consistent with past practice, (3) in connection with annual performance-based compensation paid pursuant to any Company Employee Plan in the ordinary course of business, or (4) payments to non-employee members of the board of directors pursuant to the 2010 Non-Employee Director Compensation Policy, or (v) payments to employees consisting of spot bonuses having a value not to exceed $250,000 in the aggregate, (C) hire any employee with an annual base salary in excess of $175,000 or at the level of Vice President or above other than in the ordinary course of business, (D) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former member of the board of directors, officer, employee or independent contractor of any Acquired Corporation, except in the ordinary course of business with respect to any employee or independent contractor who is not a member of the board of directors or officer, (E) increase benefits payable under any existing severance or termination pay policies or similar employment agreements, or (F) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Employee Plan to the extent not required by the terms of this Agreement or such Company Employee Plan as in effect on the date of this Agreement;
          (viii) commence any Legal Proceeding or settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding solely for money damages not in excess of $150,000 individually or $500,000 in the aggregate and (C) as would not be reasonably likely to have any adverse impact on any other Legal Proceeding;
          (ix) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;
          (x) (A) make or change any material Tax election, (B) settle or compromise any material federal, state, local or foreign income Tax liability, (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (D) change any annual Tax accounting period or method of Tax accounting, (E) file any materially amended Tax Return, (F) enter into any closing agreement with respect to any Tax or (G) surrender any right to claim a material Tax refund;
          (xi) (A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Entity or any material equity interest therein, (B) sell or otherwise dispose of, lease or license any properties or assets of any Acquired Corporation (other than in the ordinary course of business), which are material to the Acquired Corporations, taken as a whole, (C) acquire, lease or license any material right or other asset from any Person (other than in the ordinary course of business consistent with past practice);
          (xii) make any capital expenditures in excess of $100,000 individually or $3,000,000 in the aggregate;
          (xiii) make any material changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging), any cash management policy;
          (xiv) permit any insurance policy naming any Acquired Corporation as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;
          (xv) other than in the ordinary course of business, enter into, or amend in any material respect, terminate or fail to renew, any Material Contract;
          (xvi) change any of its product return policies, product maintenance polices, service policies, product modification or upgrade policies in any material respect;

          (xvii) enter into any material transaction with any of its Affiliates (other than an Acquired Corporation) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise expressly permitted pursuant to this Section 4.2(b);
          (xviii) abandon or permit to lapse any right to any material patent or patent application;
          (xix) take any action that is intended or is reasonably likely to result in the conditions set forth in Section 6 not being satisfied; or
          (xx) agree or commit to take any of the actions described in clauses “(i)” through “(xix)” of this Section 4.2(b).
          (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim commenced or, to the Company’s Knowledge, threatened against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) or any information or knowledge obtained pursuant to Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or any of the remedies available to Parent under this Agreement.
          (d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person’s service to any of the Acquired Corporations. The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.
          (e) Promptly (but no later than three days) after the date of this Agreement, the Company shall adopt a stockholder rights plan in the form previously approved by Parent (and otherwise satisfactory in form and substance to Parent). The Company shall not, without Parent’s prior written consent, amend or waive any provision of such rights plan or redeem any of the rights issued under such rights plan; provided, however, that the board of directors of the Company may amend or waive any provision of such rights plan or redeem such rights if: (i) (A) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement, (B) the Company’s board of directors determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to amend such rights plan, waive such provision or redeem such rights would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (C) the Company provides Parent with written notice of the Company’s intent to take such action at least four business days before taking such action; or (ii) a court of competent jurisdiction orders the Company to take such action or issues an injunction mandating such action.
     4.3 No Solicitation.
          (a) The Company shall not and shall ensure that the other Acquired Corporations do not, and the Company shall not permit any Person that is a Representative of any of the Acquired

Corporations to, directly or indirectly: (i) solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any other action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) resolve or publicly propose to take any of the actions referred to in clause “(i),” “(ii)” or “(iii)” of this sentence.
          (b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, in Section 5.2 or in the Confidentiality Agreement; (ii) the board of directors of the Company determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to take such action would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement (which the Company will be permitted to negotiate with such Person during the two business-day notice period referred to in this clause “(ii)”) containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations, (2) a provision (that the Company determines in good faith to be customary in scope) prohibiting the solicitation by such Person and its Affiliates and their respective Representatives of employees of any of the Acquired Corporations for a period of 275 days, subject to customary exceptions, (3) a customary “standstill” provision (that does not contain any “sunset” or “fall-away” clause or any other clause or provision pursuant to which such “standstill” provision or any portion thereof may be suspended or may terminate prior to the expiration of its full term) prohibiting such Person and its Affiliates and their respective Representatives (to the extent such Representatives are acting on behalf of or at the direction of such Person or any of its Affiliates), for a period of 275 days, from acquiring voting securities of the Company, making Acquisition Proposals to or with respect to any Acquired Corporation, commencing a tender or exchange offer with respect to any voting securities of the Company, initiating or participating in a proxy contest or consent solicitation relating to the Company or assisting, proposing or knowingly facilitating any of the foregoing, and (4) other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) at least 24 hours prior to furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).
          (c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition

Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof) and (ii) provide Parent with copies of all documents and written communications (and written summaries of all oral communications) received by any Acquired Corporation or any Representative of any Acquired Corporation setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or written communication (and a written summary of any oral communication) between (A) any Acquired Corporation or any Representative of any Acquired Corporation and (B) the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry, or any Representative of such Person.
          (d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.
          (e) The Company (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights (including the “standstill” provision contained in any confidentiality agreement entered into by the Company pursuant to clause “(iv)(B)” of Section 4.3(b)), and (ii) will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any such “standstill” agreement or provision if (1) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement, (2) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision, the failure to amend such agreement or the failure to waive such provision would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (3) the Company provides Parent with written notice of the Company’s intent to take such action at least four business days before taking such action.
          (f) Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Corporations.
          (g) The Company acknowledges and agrees that any action inconsistent with any provision set forth in this Section 4.3 or Section 5.2 that is taken by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company.

Section 5. Additional Covenants of the Parties
     5.1 Proxy Statement. As promptly as practicable, with the timely cooperation and assistance of Parent, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements. The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company or its counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond as promptly as practicable to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that causes any information provided by it for use in the Proxy Statement to have become false or misleading in any material respect, then the Company shall promptly inform Parent thereof and shall promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company. If any event relating to Parent or Merger Sub occurs, or if Parent becomes aware of any information, that causes any information provided by it for use in the Proxy Statement to have become false or misleading in any material respect, then Parent shall promptly inform the Company thereof and the Company shall promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.
     5.2 Company Stockholders’ Meeting.
          (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders. The Company shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of the Agreement.
          (b) Subject to Section 5.2(d), (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company (A) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (ii) has unanimously approved and adopted this Agreement and unanimously approved the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL, and (iii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting. (The unanimous determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall use commercially reasonable efforts to ensure that the Proxy Statement includes the opinions of the financial advisors referred to in Section 2.29.

          (c) Neither the board of directors of the Company nor any committee thereof shall: (i) except as provided in Section 5.2(d), withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the board of directors of the Company in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous (except for any vote that is not unanimous solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting), including as a result of actions of individual members of the board of directors of the Company indicating that the board of directors of the Company does not unanimously support the Merger or does not unanimously believe that the Merger is advisable and fair to and in the best interests of the Company and its stockholders); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Corporation to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b); or (iv) resolve, agree or publicly propose to, or permit any Acquired Corporation or any Representative of any Acquired Corporation to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).
          (d) Notwithstanding anything to the contrary contained in clause “(i)” of Section 5.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the board of directors of the Company may withdraw or modify the Company Board Recommendation, refuse to reaffirm the Company Board Recommendation, refuse to publicly state that the Merger and this Agreement are in the best interests of the Company’s stockholders, refuse to issue a press release announcing its opposition to an Acquisition Proposal or recommend a Superior Proposal (each of the foregoing being referred to as a “Recommendation Change”), but only:
          (i) if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement or from a breach of any “standstill” or similar agreement or provision under which any Acquired Corporation has or had any rights; (C) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (D) the Company’s board of directors determines in good faith, after having consulted with the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to make a Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (E) at least four business days prior to making a Recommendation Change pursuant to this clause “(i),” the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement or from a breach of any “standstill” or similar agreement or provision under which any Acquired Corporation has any rights, (2) stating the Company’s board of directors’ intention to make a Recommendation Change as a result of such Superior Offer and describing the nature of such intended Recommendation Change, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer, and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer and all other documents and written communications (and written summaries of all oral communications) relating to such Superior Offer; (F) throughout the period between the delivery of such Recommendation Change Notice and any Recommendation Change, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement; and (G) at the time of the Recommendation Change, a failure to make such Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law in light of such Superior Offer (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(F)” above or otherwise); or
          (ii) if: (A) there shall arise after the date of this Agreement any change in circumstances affecting the Acquired Corporations that does not relate to any Acquisition Proposal and that leads the Company’s board of directors to consider making a Recommendation Change (any such change in circumstances unrelated to an Acquisition Proposal being referred to as a “Change in Circumstances”); (B) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to make a Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (C) no less than four business days prior making a Recommendation Change pursuant to this clause “(ii),” the Company’s board of directors delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to make a Recommendation Change in light of such Change in Circumstances and describing the nature of such intended Recommendation Change, and (3) containing a reasonably detailed description of such Change in Circumstances; (D) throughout the period between the delivery of such notice and such Recommendation Change, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement; and (E) at the time of such Recommendation Change, the failure to make such Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(D)” above or otherwise).
For purposes of clause “(i)” of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer (or other Acquisition Proposal), requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Offer pursuant to clause “(i)(E)” of the first sentence of this Section 5.2(d) shall be three business days rather than four business days. The Company agrees to keep confidential, and not to disclose to the public or to any Person, any and all information regarding any negotiations that take place pursuant to clause “(i)(F)” or clause “(ii)(D)” of the first sentence of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), except to the extent such disclosure is required by applicable law or the rules and regulations of any applicable U.S. Governmental Body to which the Company is subject or submits. The Company shall ensure that any Recommendation Change: (x) does not change or otherwise affect the approval of this Agreement or the Support Agreements by the Company’s board of directors or any other approval of the Company’s board of directors; and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of

Delaware or any other state to be applicable to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions.
          (e) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any Recommendation Change. Without limiting the generality of the foregoing, the Company agrees that (i) unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders’ Meeting, except to the extent required to obtain the Requisite Stockholder Approval.
          (f) Nothing in this Agreement shall prohibit the board of directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act; provided, however, that the taking or disclosing of such position may constitute a Recommendation Change for purposes of this Agreement.
     5.3 Stock Options and ESPP.
          (a) Prior to the Effective Time, the Company shall cause each Company Option granted under the Company’s 2002 Stock Option Plan that is outstanding and unvested as of immediately prior to the Effective Time to become vested in full as of immediately prior to the Effective Time (contingent upon the consummation of the Merger). Prior to the Effective Time, the Company shall cause each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (including all Options that vest contingent upon the consummation of the Merger) (each, an “Outstanding Vested Company Option”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Outstanding Vested Company Option shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Outstanding Vested Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to: (i) $27.75; minus (ii) the exercise price per share of Company Common Stock subject to such Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Company Option equals or exceeds $27.75, then the amount payable under this Section 5.3(a) with respect to such Company Option shall be zero). Each holder of an Outstanding Vested Company Option cancelled as provided in this Section 5.3(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(a), without interest. Parent shall cause the cash payments described in this Section 5.3(a) to be paid promptly following the Effective Time.
          (b) At the Effective Time, each Company Option that is outstanding and unvested immediately prior to the Effective Time, other than any Company Options that will vest contingent upon the consummation of the Merger (each, an “Outstanding Unvested Company Option”), shall be converted into and become an option to purchase Dell Common Stock, with such conversion effected through Dell Inc.: (i) assuming such Outstanding Unvested Company Option; or (ii) replacing such Outstanding Unvested Company Option by issuing an equivalent replacement stock option to purchase Dell Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan, and the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced and in a manner that is in compliance with the requirements of Code Sections 409A and 422 such that each such assumed or replaced Company Option is exempt from Code Section 409A and maintains its status as an “incentive stock option” to the extent permitted by the Code. All Outstanding Unvested Company Options shall be assumed or replaced by Dell Inc. and all rights thereunder shall thereupon be converted into rights with respect to Dell Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested Company Option assumed or replaced by Dell Inc. may be exercised solely for shares of Dell Common Stock; (B) the number of shares of Dell Common Stock subject to each Outstanding Unvested Company Option assumed or replaced by Dell Inc. shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Outstanding Unvested Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Dell Common Stock; (C) the per share exercise price for the Dell Common Stock issuable upon exercise of each Outstanding Unvested Company Option assumed or replaced by Dell Inc. shall be determined by dividing the per share exercise price of Company Common Stock subject to such Outstanding Unvested Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced, any restriction on the exercise of any Outstanding Unvested Company Option assumed or replaced by Dell Inc. shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Outstanding Unvested Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Unvested Company Option; provided, however, that Dell Inc.’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Outstanding Unvested Company Option assumed or replaced by Dell Inc. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to $27.75 and having a denominator equal to the average of the closing sale prices of a share of Dell Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the Closing Date (the “Average Parent Stock Price”); provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Dell Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate. Promptly following the Effective Time, Dell Inc. shall send or caused to be sent to each holder of an Outstanding Unvested Company Option that is (A) assumed by Dell Inc. a written notice setting forth (1) the number of shares of Dell Common Stock subject to such assumed Outstanding Unvested Company Option, and (2) the exercise price per share of Dell Common Stock issuable upon exercise of such assumed Outstanding Unvested Company Option and (B) replaced by Dell Inc. a written stock option agreement containing all the terms of such replaced Outstanding Unvested Company Option, including (x) the number of shares of Dell Common Stock subject to such replaced Outstanding Unvested Company Option, and (y) the exercise price per share of Dell Common Stock issuable upon exercise of such replaced Outstanding Unvested Company Option. Dell Inc. shall file with the SEC, no later than 20 business days after the Effective Time, a registration statement on Form S-8 relating to the shares of Dell Common Stock issuable with respect to the assumed and replaced Outstanding Unvested Company Options.
          (c) At the Effective Time, if Dell Inc. determines that it desires to do so, Dell Inc. may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Parent. If Dell Inc. elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Dell Inc. shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Outstanding Unvested Company Options that are assumed or replaced by Dell Inc. pursuant to Section 5.3(a)), except that: (i) stock covered by such awards shall be shares of Dell Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Dell Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Dell Common Stock; and (iii) Dell Inc.’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Equity Plan.
          (d) Prior to the Effective Time, the Company shall take all actions necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.2 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.2.
          (e) Prior to the Effective Time, the Company shall take all actions necessary to: (i) cause any outstanding offering period under the ESPP to be terminated as of the last business day prior to the Closing Date; (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause the exercise (as of the last business day prior to the Closing Date) of each outstanding purchase right under the ESPP; and (iv) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On such new exercise date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP.
     5.4 Employee Benefits.
          (a) If Parent elects not to maintain any Company Employee Plan that is a health, vacation or 401(k) plan after the Effective Time, then, subject to any necessary transition period and subject to any applicable Dell Inc. plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Dell Inc., the Surviving Corporation or any Subsidiary of Dell Inc. or the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Dell Inc.’s health, vacation and 401(k) plans, programs or arrangements, to substantially the same extent as similarly situated employees of Dell Inc.; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations prior to the Effective Time. As of the Effective Time, Parent shall, or shall cause Dell Inc. or the Surviving Corporation to, credit to each Continuing Employee the amount of vacation time and paid time off that such individual had accrued under any applicable Company Employee Plan as of the Effective Time. If Dell Inc. chooses not to maintain one or more of Company Employee Plans that is a health plan or welfare plan, then with respect to each health or welfare benefit plan maintained in lieu of the applicable Company Employee Plan, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Dell Inc. or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

          (b) Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Dell Inc., the Surviving Corporation or any other Subsidiary of Dell Inc. Except for persons indemnified pursuant to Section 5.5 (to the extent of their rights pursuant to Section 5.5), no Company Associate and no Continuing Employee shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.4 shall limit the effect of Section 9.8.
          (c) Unless otherwise requested by Parent in writing at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent, whose approval will not be unreasonably withheld). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.
          (d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall consult with Parent and shall ensure that such notification or consultation requirements are materially complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any ERISA Affiliate shall communicate with Continuing Employees regarding employment with Dell Inc. or the Surviving Corporation post-Closing, including employee benefits and compensation, without the prior written approval of Parent, which shall not be unreasonably withheld.
     5.5 Indemnification of Officers and Directors.
          (a) From and after the Effective Time, Parent shall cause (including by providing any necessary funding to) the Surviving Corporation (i) to assume and perform all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current or former directors and officers of the Company as provided in the Company’s certificate of incorporation or the Company’s bylaws as in effect on the date of this Agreement, and as provided to such directors and officers in the indemnification agreements that are identified in Part 5.5(a) of the Disclosure Schedule and forms of which have been made available to Parent, as in effect as of the date of this Agreement, for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Contemplated Transactions), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Legal Requirements, and (ii) to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors.
          (b) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, however, that (i) Parent or the Surviving Corporation may substitute therefor “tail” policies of an insurance company with the same or better rating as the Company’s current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the material terms of the Company’s existing policies as of the date hereof or (ii) Parent may request that the Company obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.5(b) in excess of 300% of the amount of the aggregate premiums paid by the Company for 2010 for such purpose (which 2010 premiums are hereby represented and warranted by Company to be as set forth in Part 2.26 of the Disclosure Schedule), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.
          (c) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.5(c).
          (d) The provisions of this Section 5.5 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.
     5.6 Regulatory Approvals and Related Matters.
          (a) Each party shall use commercially reasonable efforts to file, as soon as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall: (i) within five business days after the date of this Agreement, prepare and file the notification and report forms required to be filed under the HSR Act; and (ii) within 15 business days after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger.
          (b) Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and make effective the other Contemplated Transactions as soon as practicable after the date of this Agreement. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to cause the expiration or termination of each waiting period (if any) and to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger or any of the other Contemplated Transactions as soon as practicable, including commercially reasonable efforts to take all such action as may reasonably be necessary to resolve such objections, if any, as any Governmental Body may assert under any antitrust or competition law with respect to the Merger; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall (i) cooperate and coordinate with the other in making the filings required to be made with Governmental Bodies in connection with the Merger, (ii) supply the other with any information that may be required in order to make such filings, and (iii) supply any additional information that may reasonably be required or requested by any Governmental Body in connection with any such filing, as soon as reasonably practicable and after consultation with the other party.
          (c) Subject to applicable Legal Requirements, the Company and Parent shall each promptly inform the other of any communication from any Governmental Body, and provide a copy of all written communications received from any Governmental Body, regarding the Contemplated Transactions in connection with any filings or investigations with, by or before any Governmental Body relating to this Agreement or the Contemplated Transactions. Subject to applicable Legal Requirements, the Company and Parent shall each provide to the other a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give to the other a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Subject to applicable Legal Requirements, the Company and Parent shall each promptly deliver to the other a copy of each such filing or other submission made by the Company or Parent during the Pre-Closing Period. Neither the Company nor Parent shall engage or participate in any communication with the Federal Trade Commission or the Department of Justice regarding the Contemplated Transactions absent the participation of the other (unless such Governmental Body refuses to allow participation of Parent or the Company), and the Company and Parent shall each promptly inform the other of the substance of any material communication regarding the Contemplated Transactions with any Governmental Body with authority over antitrust or competition matters if a Representative of the other is not present when such communication is made. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only basis to the extent required under applicable Legal Requirements or as appropriate to protect confidential business information or the attorney-client privilege or attorney work-product.
          (d) The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to complete processes and satisfy requirements that apply with respect to change of ownership of the Company in connection with Government Contracts, including any required novation processes.
     5.7 Disclosure. The Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, (a) make any disclosure to any Company Associates, to the public or otherwise regarding the Merger or any of the other Contemplated Transactions or (b) if an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, make any disclosure to any Company Associates, to the public or otherwise regarding such Acquisition Proposal, unless, in each case: (i) Parent shall have given its prior approval to such disclosure; (ii) the Company (A) shall have been advised by its outside legal counsel that such disclosure is required by applicable law, and (B) prior to making any such disclosure, shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure, the content of such disclosure and the identities of the Persons to whom such disclosure is intended to be made; (iii) such disclosure is to be filed by the Company with the SEC and is substantially identical to a disclosure previously filed by the Company with the SEC with Parent’s approval; or (iv) such disclosure is a public statement made in response to questions from the press, analysts, investors or those attending industry conferences and is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by the Company, if approved by Parent). Following the execution and delivery of this Agreement, Parent and the Company shall issue a joint press release acceptable to both parties. Parent will use reasonable efforts to provide the Company with advance notice of, and a reasonable opportunity to review and comment on, any press release or public communication Parent intends to issue or make with respect to the Merger.
     5.8 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent, at or prior to the Closing, the resignation of each officer and director of each of the Acquired Corporations, which resignation shall be effective as of the Effective Time (or, at the option of Parent, as of a later date).
     5.9 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.
     5.10 Stockholder Litigation. The Company shall promptly notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld or conditioned).
Section 6. Conditions Precedent to Obligations of Parent and Merger Sub
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
     6.1 Accuracy of Representations.
          (a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall have been accurate in all respects as of the date of this Agreement (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
          (b) Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
     6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval.
     6.4 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.8 have been duly satisfied.
     6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.
     6.6 Regulatory Matters.
          (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (b) All Governmental Authorizations required to be obtained under applicable antitrust or competition laws or regulations or under any other Legal Requirements in the jurisdictions set forth on Schedule 6.7 shall have been obtained.
     6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, however, that Parent and Merger Sub shall not be permitted to invoke this Section 6.7 unless they shall have taken all actions required under Section 5.6 to have any such Order lifted.
     6.8 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations damages or other monetary relief in excess of $40,000,000 in the aggregate; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on any of the Acquired Corporations or any of the officers or directors of any of the Acquired Corporations.
Section 7. Conditions Precedent to Obligation of the Company
     The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:
     7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
     7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval.
     7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.
     7.5 HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
     7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any U.S. Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal; provided, however, that the Company shall not be permitted to invoke this Section 7.6 unless it shall have taken all actions required under this Agreement to have any such Order or Legal Requirement lifted.
Section 8. Termination
     8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval) by written notice of the terminating party to the other parties:
          (a) by mutual written consent of Parent and the Company;
          (b) by Parent or the Company if the Merger shall not have been consummated by June 30, 2011 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
          (c) by Parent or the Company if a U.S. court of competent jurisdiction or other U.S. Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable Order is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
          (d) by Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
          (e) by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;
          (f) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, the provisos to Sections 6.1(a) and 6.1(b) shall be given effect); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) a Material Adverse Effect shall have occurred following the date of this Agreement and be continuing; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or
          (g) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement, the proviso to Section 7.1 shall be given effect); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.
Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any fee required to be paid and any Expense Payment (as defined in Section 8.3(i)) required to be made by the Company pursuant to Section 8.3 at or prior to the time of such termination shall have been paid and made in full.
     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) Sections 1, 2, 3, 4, 5 and 7 of the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or obligation contained in this Agreement or any intentional breach of any representation or warranty contained in this Agreement.
     8.3 Expenses; Termination Fees.
          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all filing fees incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition law or regulation.
          (b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) no Triggering Event shall have occurred between the date of this Agreement and the time of the termination of this Agreement, then the Company shall make the Expense Payment to Parent.
          (c) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) on or prior to the date 275 days after the date of such termination, either an Acquisition Transaction is consummated or a definitive agreement relating to an Acquisition Transaction is entered into, then the Company shall pay to Parent (in addition to the amount payable by the Company pursuant to Section 8.3(b)) a non-refundable fee in the amount of $37,000,000 in cash on or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of such definitive agreement; provided, however, that, solely for purposes of this Section 8.3(c), all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “50%.”
          (d) If this Agreement is terminated by Parent pursuant to Section 8.1(e), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Section 8.1 at any time after the occurrence of a Triggering Event, then (unless the Company is required to pay to Parent the fee referred to in Section 8.3(e)) the Company shall pay to Parent a non-refundable fee in the amount of $37,000,000 in cash and shall make the Expense Payment to Parent.
          (e) If this Agreement is terminated by Parent or the Company at any time after a Recommendation Change has been made in accordance with clause “(ii)” of the first sentence of Section

5.2(d), then the Company shall pay to Parent a non-refundable fee in the amount of $47,000,000 in cash and shall make the Expense Payment to Parent.
          (f) Any fee required to be paid, and any Expense Payment required to be made, to Parent pursuant to Section 8.3(b), Section 8.3(d) or Section 8.3(e) shall be paid and made by the Company: (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination; or (B) in the case of a termination of this Agreement by Parent, within two business days after such termination.
          (g) The Company acknowledges and agrees that the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, Parent would not have entered into this Agreement.
          (h) If the Company fails to pay when due any amount payable under this Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum 500 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
          (i) For purposes of this Section 8.3, “Expense Payment” means a cash payment to be made by the Company to Parent in an amount equal to the lesser of $960,000 or the aggregate amount of all fees, costs and other expenses (including legal fees, financial advisory fees, consultant fees, filing fees and travel expenses, but excluding the portion of any filing fees relating to filings under the HSR Act or foreign antitrust or competition laws that was borne and paid by the Company pursuant to Section 8.3(a)) that Parent shall have directly or indirectly paid or otherwise borne, and all fees and expenses that are or may become payable directly or indirectly by Parent, in connection with or in anticipation of the Contemplated Transactions (including all fees and expenses relating directly or indirectly to the preparation and negotiation of this Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement, and all fees and expenses relating to Parent’s due diligence investigation of the Acquired Corporations).
Section 9. Miscellaneous Provisions
     9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after the adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     9.2 Waiver.
          (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.
     9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that Sections 1, 2, 3, 4, 5 and 7 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that Section 6 of the Confidentiality Agreement is being superseded by this Agreement and shall cease to have any force or effect as of the date of this Agreement). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.
     9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or suit among or between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action or suit in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action or suit in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action or suit. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.
     9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
     9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor the rights, interests or obligations of any party hereunder may be assigned or delegated by such party, in whole or in part, without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by a party without the other parties’ prior written consent shall be void and of no effect; provided, further, however, that Parent shall be permitted to assign this Agreement and any of its rights and interests hereunder to any of its Subsidiaries without the prior written consent of any other party, but no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature.
     9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Texas time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Texas time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the street address or email address set forth beneath the name of such party below (or to such other street address or email address as such party shall have specified in a written notice given to the other parties hereto):
          if to Parent or Merger Sub:
Dell Inc.
One Dell Way, RR1-33
Round Rock, Texas 78682-8033
Attention: Janet B. Wright
Email: Dell_Corporate_Legal_Notices@Dell.com
          if made or delivered other than by email, with a copy to:
          Dell_Corporate_Legal_Notices@Dell.com
          with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP
1950 University Avenue, Suite 500
East Palo Alto, CA 94303
Attention: Richard Climan/Lorenzo Borgogni
Facsimile: (650) 845-7333
Email: rcliman@dl.com
            lborgogni@dl.com
          if to the Company:
Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, MN 55344-3712
Attention: Philip E. Soran
Email: psoran@compellent.com
          with a copy (which shall not constitute notice) to:
Cooley LLP
500 Boylston Street
Boston, MA 02116-3736
Attention: Nicole Brookshire/Barbara Borden
Email: nbrookshire@cooley.com
            bborden@cooley.com
     9.10 Cooperation. The Company agrees to use commercially reasonable efforts to cooperate fully with Parent and to take such actions as may reasonably be determined by Parent to be necessary to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
     9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
     9.12 Remedies. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by Parent or the Company were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by Parent or the Company of any covenant or obligation contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages

(and in addition to any other remedy to which such other party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.
     9.13 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Unless otherwise indicated or the context otherwise requires: (i) any reference in this Agreement to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
          (e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

     In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

Dell International L.L.C.
By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Sole Manager

Dell Trinity Holdings Corp.
By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice President and Assistant Secretary

Compellent Technologies, Inc.
By:	/s/ Philip E. Soran
	Name:	Philip E. Soran
	Title:	President/CEO

Merger Agreement Signature Page

Exhibit A
Certain Definitions
     For purposes of the Agreement (including this Exhibit A):
     Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and the Company’s direct and indirect Subsidiaries and their respective predecessors (including any Entity that shall have merged into the Company or any of its direct or indirect Subsidiaries).
     Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.
     Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:
     (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent or participating corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing 15% or more of the outstanding securities of any class of such Acquired Corporation (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);
     (b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or
     (c) any liquidation or dissolution of any of the Acquired Corporations.
     Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
     business day. “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Austin, Texas are authorized or obligated by law or executive order to close.

     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations or any Affiliate of the Company.
     Company Balance Sheet. “Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2010, included in the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2010, as filed with the SEC on November 5, 2011.
     Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.
     Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Intellectual Property or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.
     Company Equity Award. “Company Equity Award” shall mean any Company Option or any Company Stock-Based Award.
     Company Equity Plan. “Company Equity Plan” shall mean (a) the Company’s 2007 Equity Incentive Plan and (b) the Company’s 2002 Stock Option Plan.
     Company Intellectual Property. “Company Intellectual Property” shall mean all Intellectual Property that is used or held for use by any Acquired Corporation.
     Company Intellectual Property Right. “Company Intellectual Property Right” shall mean each Intellectual Property Right owned by, or filed in the name of, any Acquired Corporation.
     Company IT Systems. “Company IT Systems” shall mean computer Software and systems (including hardware, firmware, operating system Software, utilities and applications Software).]
     Company Option. “Company Option” shall mean each outstanding option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
     Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
     Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.
     Company Stock-Based Award. “Company Stock-Based Award” shall mean any outstanding restricted stock unit or restricted stock award relating to Company Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.

     Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of November 24, 2010 between the Company and Parent.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contemplated Transactions. “Contemplated Transactions” shall mean all actions and transactions contemplated by the Agreement, including the Merger.
     Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking.
     DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.
     Dell Common Stock. “Dell Common Stock” shall mean the common stock, $.01 par value per share, of Dell Inc.
     Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.
     DOL. “DOL” shall mean the United States Department of Labor.
     Domain Name. “Domain Name” shall mean the any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
     Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate. “ERISA Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.
     Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     Foreign Official. “Foreign Official” shall mean any: (i) officer or employee of a government or public international organization, including any public authority and any department, agency or instrumentality of a government, or any person acting in an official capacity for or on behalf of any government or government department, agency or instrumentality, or for or on behalf of any public international organization; or (ii) officer or employee of a government-owned or government-controlled entity of any kind, including a government-owned or government-controlled business enterprise.
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.
     Government Contract. “Government Contract” shall mean any Contract to which an Acquired Corporation is a party and that involves supply of goods or services, directly or indirectly, to a Governmental Body. A Government Contract can include a subcontract at any tier or any level below a prime contract.
     Governmental Authorization. “Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body. “Governmental Authorization” shall also include the expiration of the waiting period under the HSR Act and any approval or clearance of any Governmental Body required to be obtained before consummation of the Merger pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the NYSE, The NASDAQ Stock Market, Inc. and the Financial Industry Regulatory Authority (FINRA).
     Hazardous Substance. “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.
     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Intellectual Property. “Intellectual Property” shall mean any or all of the following: (a) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (b) proprietary technical and know-how information, and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (c) works of authorship (including computer programs, source code and object code, whether embodied in Software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and (d) Domain Names.
     Intellectual Property Rights. “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of or associated with any or all of the following: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (c) industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor (“Trademarks”); (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and technical and know-how information, including all source code, documentation, processes, technology, formulae, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person, including databases and data collections and all rights therein (“Trade Secrets”); and (f) any similar or equivalent rights to any of the foregoing (as applicable).
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Knowledge. “Knowledge” of the Company shall mean the actual knowledge of a fact or other matter, after reasonable inquiry, of the Persons listed in Schedule 1.1, it being understood and agreed that discussions with direct reports and a review of one’s files shall constitute reasonable inquiry. With respect to matters involving Intellectual Property and Intellectual Property Rights, Knowledge does not require that the Persons listed in Schedule 1.1 have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark or other Intellectual Property or Intellectual Property Rights clearance searches, and no knowledge of any third party Patents, Trademarks or other Intellectual Property or Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to the persons listed in Schedule 1.1 or the direct reports of any of the foregoing.
     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Licensed Company Intellectual Property. “Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.
     Material Adverse Effect. “Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered individually or together with all other effects, changes, events and circumstances that exist as of, or shall have occurred or arisen on or before, the date of determination of the occurrence of the Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (a) the business, operations, financial condition or results of operation of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions; provided, however, that an effect, change, event or circumstance occurring after the date of the Agreement shall not, either alone or in combination, be deemed to be a Material Adverse Effect if such effect, change, event or circumstance results directly from:
          (i) general economic conditions in the United States or in the industry in which the Acquired Corporations operate, except to the extent such general economic conditions have a disproportionate effect on the Company as compared to any of the other companies in such industry;
          (ii) any change in the market price or trading volume of the Company’s stock in and of itself (but not the underlying cause of such change);
          (iii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in which the Company operates, including (A) changes in interest rates in the United States or any other country or region in which the Company operates and changes in exchange rates for the currencies of any countries in which the Company operates and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in which the Company operates, except in each case to the extent such conditions or changes have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates;
          (iv) the public announcement or pendency of the Contemplated Transactions, including the identity of Parent as the acquiring party (it being understood that any of the following events resulting directly from the public announcement of the Contemplated Transactions will not constitute Material Adverse Effect: (A) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, (B) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, (C) any decline or other degradation in the Company’s customer bookings or (D) the loss or departure of officers or other employees of the Acquired Corporations);
          (v) political conditions (or changes in such conditions) in the United States or any other country or region in which the Company operates or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in which the Company operates, except in each case to the extent such political conditions, changes, acts, escalation or worsening have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates;
          (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in which the Company operates, except in each case to the extent they have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates;
          (vii) the failure, in and of itself, of the Acquired Corporations to meet internal or analysts’ expectations or projections or results of operations (but not the underlying cause of such failure);
          (viii) any change in any law or GAAP or other accounting standards (or the interpretation thereof), except in each case to the extent such change has a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates; or
          (ix) any legal proceedings brought by any current or former stockholders of the Company (whether on their own behalf or on behalf of the Company) against the Company that arise out of the Merger or the other Contemplated Transactions.
In the event Parent provides the Company with Parent’s written consent to the taking of any particular action by the Company, such action shall not, in and of itself, be deemed to constitute a Material Adverse Effect.
     Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.
     NYSE. “NYSE” shall mean The New York Stock Exchange.
     Order. “Order” shall mean any order, writ, injunction, judgment or decree.
     Owned Company Intellectual Property. “Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned or purported to be owned by the Acquired Corporations.
     Permitted Encumbrance. “Permitted Encumbrance” shall mean the following: (a) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or not yet due and payable or which are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens securing obligations arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (e) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the

Acquired Corporations; (f) Encumbrances which do not materially impair the use or operation of the property subject thereto; (g) any other Encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not have, individually or in the aggregate, a material effect on the use or ownership of the property subject thereto; and (h) statutory, common law or contractual liens of landlords.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Proxy Statement. “Proxy Statement” shall mean the proxy statement, and the accompanying letter to stockholders, notice of meeting and form of proxy, to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.
     Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
     Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Software. “Software” shall mean source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.
     Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2, 2.3, 2.6(a) (first sentence), 2.6(b) (first sentence), 2.6(d) and 2.30 of the Agreement.
     Subject Person. “Subject Person” shall mean any: (i) Foreign Official; (ii) political party; (iii) official of a political party; or (iv) candidate for political office.
     Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
     Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, substantially all of the outstanding shares of Company Common Stock that: (a) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with any of the provisions set forth in Section 4.3 or Section 5.2 of the Agreement or in the Confidentiality Agreement or a breach of any “standstill” or similar agreement or provision under which any Acquired Corporation has or had any rights or obligations; (b) contains terms and conditions that the board of directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders (in their capacity as stockholders) than the Merger.

     Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body. For purposes of this Agreement, “Tax” also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any Liability for taxes as a transferee or successor, by contract or otherwise.
     Taxing Authority. “Taxing Authority” shall mean, with respect to any Tax, the Governmental Body or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body or subdivision, including any Governmental Body or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
     Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Recommendation Change; (b) the board of directors of the Company or any committee thereof, or any Acquired Corporation or Representative of any Acquired Corporation, shall have taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) the board of directors of the Company shall have failed to reaffirm, unanimously (except for any vote that is not unanimous solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting) and publicly, the Company Board Recommendation within five business days after Parent requests that the Company Board Recommendation be reaffirmed publicly; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms unanimously the Company Board Recommendation within five business days after such Acquisition Proposal is publicly announced; (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3 of the Agreement; or (g) the Company (i) fails to adopt the rights plan referred to in Section 4.2(e) of the Agreement, amends such rights plan, waives any provision of such rights plan or redeems any of the rights issued under such rights plan, (ii) delivers a notice to Parent pursuant to clause “(i)(C)” of the proviso to the second sentence of Section 4.2(e) of the Agreement, (iii) releases any Person from, or amends or waives any provision of, any “standstill” agreement or provision (including the “standstill” provision contained in any confidentiality agreement entered into pursuant to clause “(iv)(B)” of Section 4.3(b) of the Agreement), or (iv) delivers a notice to Parent pursuant to clause “(3)” of the proviso to Section 4.3(e) of the Agreement.